Exhibit 8.1

February 12, 2007

People’s Mutual Holdings

850 Main Street

Bridgeport, Connecticut 06604

Peoples’ Bank

850 Main Street

Bridgeport, Connecticut 06604

People’s United Financial, Inc.

c/o Peoples’ Bank

850 Main Street

Bridgeport, Connecticut 06604

Dear Sirs:

You have requested our opinion regarding certain U.S. federal income tax consequences of the proposed conversion of People’s Mutual Holdings (“MHC”) from a federally chartered mutual holding company to a Delaware chartered and federally registered stock holding company (the “Conversion”), pursuant to the Amended and Restated Agreement and Plan of Conversion and Reorganization of People’s Mutual Holdings and People’s Bank dated as of October 26, 2006 (the “Plan”). The Conversion and its component and related transactions described below are described in the Plan and in the prospectus included in the Company’s Registration Statement filed on Form S-1 with the Securities and Exchange Commission in connection with the Conversion (the “Prospectus”). We are rendering this opinion pursuant to Section 6.07 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan or the Prospectus.

Pursuant to the Plan, (a) MHC will convert to a stock form interim federal savings bank (“Interim A”); (b) People’s Bank (the “Bank”) will organize People’s United Financial, Inc., a Delaware corporation (the “Company”), as a wholly-owned subsidiary of the Bank which, upon consummation of the Plan, will become the new holding company of the Bank, and (c) the Company will organize Federal Interim Savings Bank (“Interim B”), a federally-chartered stock savings bank, as a wholly-owned subsidiary of the Company. The Conversion will be effected by the following transactions:

New York, NY	Washington, DC	White Plains,	Summit, NJ	Mexico City, Mexico

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(1)    the conversion of MHC from mutual form to federal interim stock savings bank form and the simultaneous merger of Interim A into the Bank, with the Bank being the surviving corporation (“Merger 1”); and

(2)    the merger of Interim B into the Bank, with the Bank being the surviving corporation (“Merger 2”).

Pursuant to Merger 1, the Bank Common Stock previously held by MHC will be cancelled, and Eligible Account Holders and Supplemental Eligible Account Holders will be granted interests in a liquidation account to be established by the Bank in an amount determined in accordance with the Plan.

Pursuant to Merger 2, (a) the Bank will recontribute its shares of the Company to the Company, which will then cancel those shares; (b) the Company’s shares of Interim B will be converted, on a one-to-one basis, into shares of Bank Common Stock; (c) all of the shares of Bank Common Stock held by the public shareholders of the Bank will automatically be converted into shares of common stock of the Company Common Stock at an exchange ratio determined in accordance with the Plan; and (d) the Bank will become a wholly-owned subsidiary of the Company.

Simultaneously with the Conversion, the Company will sell additional shares of Company Stock pursuant to the Offerings, with priority subscription rights granted to persons who are depositors of the Bank dates specified in the Plan and Tax-Qualified Employee Stock Benefit Plans.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the parties to the Conversion as we have deemed appropriate. We have also relied, without independent verification, upon the February 12, 2007 letter of MHC and the Bank to Thacher Proffitt and Wood LLP containing certain tax representations. We have assumed that such representations are true and that the parties to the Conversion will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

1.    The conversion of MHC from mutual form to federal interim stock savings bank form will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”), and no gain or loss will be recognized by MHC by reason of such conversion.

2.    The merger of Interim A with and into the Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Interim A or by the Bank by reason of such merger.

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3.    The merger of Interim B with and into the Bank pursuant to which shares of Bank Common Stock will be converted into shares of Company Common Stock will constitute a reorganization under Section 368(a)(2)(E) or Section 351 of the Code, and no gain or loss will be recognized by Interim B, the Bank or the Company by reason of such Merger.

4.    No gain or loss will be recognized by the current stockholders of the Bank upon the receipt of shares of Company Common Stock pursuant to the stock exchange, except to the extent of any cash received in lieu of a fractional share interest in the Company.

5.    The aggregate tax basis of the shares of Company Common Stock held by the current stockholders of the Bank upon the receipt of shares of Company Common Stock will be equal to the aggregate tax basis of the shares of Bank Common Stock held immediately before the stock exchange, reduced by the basis allocable to a fractional share interest in the Company for which cash is received.

6.    The holding period of the shares of Company Common Stock received by the current stockholders of the Bank in the stock exchange will include the holding period of the shares of Bank Common Stock held immediately before the stock exchange, provided that such shares of Bank Common Stock were held as a capital asset on the date of the exchange.

7.    A holder of shares of Company Common Stock who receives cash in lieu of a fractional share of Company Common Stock in the share exchange will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of Bank Common Stock allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the share exchange, and will be long-term capital gain or loss if such holder’s holding period in the shares of Bank Common Stock is more than one year on the date of the share exchange.

8.    No gain or loss will be recognized by the Company upon the sale of shares of Company Common Stock in the offering.

9.    No gain or loss will be recognized by depositors of the Bank upon the issuance to them of interests in the liquidation account in the Bank pursuant to Merger 1.

10.    It is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of Company Common Stock to be issued to eligible account holders, supplemental eligible account holders and other depositors is zero and accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other depositors upon the issuance to them of subscription rights or upon the exercise of the subscription rights.

11.    It is more likely than not that the tax basis to the holders of shares of Company Common Stock purchased in the offering pursuant to the exercise of subscription rights will be the amount paid therefor, and that the holding period for such shares of Company Common Stock will begin on the date of the completion of the offerings.

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12.    The holding period for shares of Company Common Stock purchased in the syndicated offering will begin on the day after the date of purchase.

The opinions set forth in (10) and (11), above, are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Although the Internal Revenue Service (“IRS”) will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration and will afford the recipients the right only to purchase Company Common Stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of Company Common Stock. Based on the foregoing, we believe that it is more likely than not (i.e., there is a more than a 50% likelihood) that the subscription rights have no market value for U.S. federal income tax purposes.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Conversion or of any transaction related thereto or contemplated by the Plan. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose. We consent (1) to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-1, (2) to the filing of this opinion as an exhibit to MHC’s and the Bank’s Application for Conversion on Form AC and (3) to the reliance on this opinion by PricewaterhouseCoopers LLP in rendering their opinion as to the Connecticut income and franchise tax consequences of the Conversion to the extent such Connecticut tax consequences are affected by the U.S. federal income tax consequences discussed herein.

Very truly yours,

/s/  Thacher Proffitt & Wood LLP